Exhibit 99.1

Zipcar Reports 2011 Second Quarter Results

Revenue Increases 34% on Strong Membership Growth

Cambridge, Mass., August 3, 2011 – Zipcar, Inc. (Nasdaq: ZIP), the world’s leading car sharing network, today reported results for the second quarter ended June 30, 2011.

Highlights for the Quarter

•	Revenue increased 34% to $61.6 million compared to $46.0 million in the prior year period; revenue increased 28% year over year excluding the U.K. Streetcar operations acquired in April 2010

•	Total members grew 29% from the prior year period to approximately 605,000

•	Revenue from Established Markets increased 25% from the prior year period, with 37% growth in income before tax

•	Usage revenue per vehicle per day increased to $65 from $59 in the prior year period

•	Adjusted EBITDA of $2.3 million compared to $0.3 million in the prior year period; US GAAP net loss of $5.6 million compared to a loss of $5.2 million in the prior year period

•	Completed initial public offering and significantly reduced outstanding debt

•	Renewed asset backed financing facility on favorable terms

•	Launched into Providence, Rhode Island and Sacramento, California

“Our strong second quarter performance underscores the business momentum we have established based on solid execution and the benefits associated with our first mover advantage,” said Scott Griffith, Chairman and CEO. “Our commitment to a superior member experience and continued innovation such as the launch of our new Android app during the quarter has helped to stimulate increased activity across the network. Once we complete the integration of Streetcar, which remains on track, we intend to build on our U.K. presence by expanding into new markets in continental Europe.”

Summary Results

For the 2011 second quarter, revenue increased 34% to $61.6 million compared to $46.0 million in the prior year period. Excluding Streetcar, revenue increased 28% compared to the prior year period. Usage revenue represented $53.3 million in the second quarter of 2011, compared to $40.8 million in the prior year period with fee revenue representing the balance of total revenue. Revenue growth in the 2011 second quarter versus the prior year period resulted primarily from increased membership, and, to a lesser extent, the acquisition of Streetcar as well as relatively modest price increases implemented to offset higher fuel costs. Total membership during the quarter increased 29% from the prior year period to approximately 605,000 at quarter end. Revenue for Zipcar’s Established Markets – Boston, New York, Washington, D.C. and San Francisco – grew 25% to $34.4 million compared to $27.6 million in the prior year period primarily due to new member additions. Income before tax for the Established Markets increased 37% to $7.5 million from $5.4 million last year.

US GAAP net loss in the second quarter of 2011 was $5.6 million, or $(0.17) per basic and diluted share, compared to a loss of $5.2 million, or $(0.95) per basic and diluted share, in the prior year period during which the outstanding share count was substantially lower.

Non-GAAP Results

Adjusted EBITDA for the 2011 second quarter was $2.3 million compared to $0.3 million in the prior year period. The improvement in Adjusted EBITDA relates to higher revenue and improved operating leverage. See the reconciliation between US GAAP net loss and Adjusted EBITDA provided below.

Ed Goldfinger, Chief Financial Officer, commented, “Our results for the quarter show strong growth, solid progress in Adjusted EBITDA and improvements across our key operating metrics. Our financial condition has also improved significantly from a combination of the proceeds we received in the initial public offering, a reduction in high cost debt and the renewal of our asset backed financing facility on more favorable terms.”

Outlook

Following Zipcar’s strong second quarter performance, the Company is increasing its 2011 outlook. For the third quarter, Zipcar expects revenue in the range of $67 million to $69 million. Adjusted EBITDA for the period is expected to range from $3.5 million to $4.5 million and US GAAP net loss is expected to range from $1.5 million to break-even. Full year 2011 revenue is now expected in the range of $240 million to $244 million. Full year 2011 Adjusted EBITDA is now expected to range from $8 million to $10 million and US GAAP net loss is expected to range from $11 million to $14 million. Average share counts are expected to be between 39 million and 40 million for the third and fourth quarters. Common stock equivalents of approximately 3.5 million to 4.5 million shares would be included in the average share count in any period during which the Company records positive US GAAP net income.

Conference Call, Webcast, and Slide Presentation

The Company will host a conference call today at 4:30 pm Eastern Daylight Time to discuss its 2011 second quarter results and financial outlook. To access the call, please dial 877-407-8029 (U.S.) or 201-689-8029 (international) approximately 10 minutes prior to the start of the call. The teleconference will be available via live webcast, along with an accompanying slide presentation, at Zipcar’s investor relations website, http://ir.zipcar.com.

If you are unable to listen to the live teleconference, a replay will be available through August 12, 2011, and can be accessed by dialing 877-660-6853 (U.S.) or 201-612-7415 (international). Callers will be prompted for replay account number 387# followed by conference ID number 376027#. An archived version of the webcast will also be available under the investor relations portion of Zipcar’s website at http://ir.zipcar.com.

About Zipcar

Zipcar is the world’s leading car sharing network with more than 605,000 members and over 9,000 vehicles in urban areas and college campuses throughout the United States, Canada and the United Kingdom. Zipcar offers more than 30 makes and models of self-service vehicles by the hour or day to residents and businesses looking for an alternative to the high costs and hassles of owning a car.

Zipcar and the Zipcar logo are trademarks of Zipcar, Inc. Other company and product names may be trademarks of their respective owners.

Non-GAAP Financial Measures

This press release contains the non-GAAP financial measure of Adjusted EBITDA. The Company defines Adjusted EBITDA as earnings before non-vehicle depreciation, non-vehicle interest, interest income, amortization, preferred stock warrant liability adjustment, stock compensation expenses, acquisition and integration costs, taxes and other income related to Zero Emission Vehicle credits. The Company believes that this non-GAAP measure is an important measure of its operating performance because it allows management, investors and analysts to evaluate and assess the Company’s core operating results from period to period after removing the impact of changes in the Company’s capital structure, income tax status and method of vehicle financing, and other items of a non-operational nature that affect comparability. The Company includes vehicle-related depreciation and interest in its definition of Adjusted EBITDA because vehicles represent core operating assets used in the delivery of the Company’s service that require periodic replacement. In addition, the exclusion of these costs would result in a lack of comparability in the treatment of vehicles that are owned or leased under capital leases and those leased under operating leases. The Company believes that various forms of the Adjusted EBITDA metric are often used by analysts, investors and other interested parties to evaluate companies such as Zipcar for the reasons discussed above. Adjusted EBITDA is also used for planning purposes and in presentations to the Company’s board of directors as well as in the Company’s annual incentive compensation program for senior management.

The Company does not consider the non-GAAP measure of Adjusted EBITDA in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of Adjusted EBITDA is that it excludes significant elements that are required by GAAP to be recorded in the Company’s financial statements. In addition, it is subject to inherent limitations as it reflects the exercise of judgments by management in determining how it is formulated. In order to compensate for these limitations, management of the Company presents this non-GAAP financial measure in connection with its GAAP results. The Company urges investors to review the reconciliation of this non-GAAP financial measure to the comparable GAAP financial measures included in this press release, and not to rely on any single financial measure to evaluate the Company’s business. Reconciliation tables of the most comparable GAAP financial measure to the non-GAAP measure used in this press release are included in this release.

Cautionary Language Concerning Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to statements regarding completion of the Company’s integration of its Streetcar operations, the Company’s ability to expand into other markets in continental Europe and the Company’s financial guidance for the third quarter of 2011 and for the full year 2011. These forward-looking statements are made as of the date they were first issued and were based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. Words such as “expect,” “anticipate,” “should,” “believe,” “hope,” “target,” “project,” “goals,” “estimate,” “potential,” “predict,” “may,” “will,” “might,” “could,” “intend,” variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. The Company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to the Company’s ability to profitably attract new members and retain existing customers, adverse economic conditions in general and adverse economic conditions specifically affecting the markets in which the Company operates, the Company’s ability to continue to promote and maintain its brand in a cost-effective manner, the Company’s ability to manage growth, the Company’s ability to successfully integrate the Streetcar operations, the Company’s ability to successfully expand its business internationally, and other risks detailed in the Company’s Quarterly Report on Form 10-Q filed on May 13, 2011, which are available on www.sec.gov. Past performance is not necessarily indicative of future results. The forward-looking statements included in this press release represent the Company’s views as of the date of this press release. The Company anticipates that subsequent events and developments will cause its views to change. The Company undertakes no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.

Contacts:

Investor Relations:

Jonathan Schaffer, The Blueshirt Group

Phone: 212-871-3953

Email: ir@zipcar.com

Media Relations:

Greg Winter, Vice President of Corporate Communications, Zipcar

Phone: 617-336-4323

Email: gwinter@zipcar.com

Zipcar, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands, except per share data)	2011	2010	2011	2010
Revenue	$61,559	$45,962	$110,692	$79,206

Cost and expenses
Fleet operations	40,525	30,269	75,491	55,163
Member services and fulfillment (1)	5,067	3,875	9,138	6,545
Research and development (1)	1,010	799	1,972	1,470
Selling, general, and administrative (1)	14,723	13,008	27,410	22,445
Amortization of acquired intangible assets	994	905	2,067	1,102

Total operating expenses	62,319	48,856	116,078	86,725

Loss from operations	(760)	(2,894)	(5,386)	(7,519)
Interest income	11	10	20	22
Interest expense	(4,530)	(2,415)	(6,985)	(3,220)
Other income (expense), net	(273)	128	714	254

Loss before income taxes	(5,552)	(5,171)	(11,637)	(10,463)
Provision for income taxes	23	62	40	98

Net loss	(5,575)	(5,233)	(11,677)	(10,561)
Less: Net loss attributable to redeemable noncontrolling interest	7	4	12	12

Net loss attributable to Zipcar, Inc.	$(5,568)	$(5,229)	$(11,665)	$(10,549)

Net loss attributable to common stockholders per share – basic and diluted	$(0.17)	$(0.95)	$(0.60)	$(2.72)

Weighted average number of common shares outstanding used in computing per share amounts – basic and diluted	32,422,508	5,481,265	19,500,504	3,872,821

(1) Stock-based compensation is included in above line items

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Member services and fulfillment	$24	$18	$49	$35
Research and development	39	47	81	87
Selling, general, and administrative	877	621	1,824	1,115

	$940	$686	$1,954	$1,237

Zipcar, Inc.

Reconciliation of adjusted EBITDA

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in thousands)	2011	2010	2011	2010
Reconciliation of adjusted EBITDA
Net loss attributable to Zipcar, Inc.	$(5,568)	$(5,229)	$(11,665)	$(10,549)
Non-vehicle depreciation	605	476	1,166	894
Amortization	994	905	2,067	1,102
Non-vehicle interest expense	3,693	1,914	5,037	2,631
Interest income	(11)	(10)	(20)	(22)
Preferred stock warrant liability adjustment	550	(41)	724	19
Stock compensation	940	686	1,954	1,237
Acquisition and integration cost	1,090	1,560	1,989	2,312
Taxes	23	62	40	98
Zero Emission Vehicle credits	—	—	(861)	—

Adjusted EBITDA	$2,316	$323	$431	$(2,278)

Zipcar, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	June 30,	December 31,
(in thousands, except share and per share data)	2011	2010
Assets
Current assets
Cash and cash equivalents	$91,002	$43,005
Accounts receivable, net of allowance for doubtful accounts of $596 and $541 as of June 30, 2011 and December 31, 2010, respectively	4,910	4,223
Restricted cash	3,380	900
Prepaid expenses and other current assets	11,768	9,905

Total current assets	111,060	58,033
Property and equipment, net	98,817	70,917
Goodwill	101,808	99,750
Intangible assets	6,755	8,527
Restricted cash	6,969	3,503
Deposits and other noncurrent assets	7,865	8,198

Total assets	$333,274	$248,928

Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities
Accounts payable	$8,706	$6,247
Accrued expenses	18,054	16,594
Deferred revenue	16,275	14,261
Current portion of capital lease obligations and other debt	13,594	26,041

Total current liabilities	56,629	63,143
Capital lease obligations and other debt, net of current portion	55,748	68,022
Deferred revenue, net of current portion	3,895	3,651
Redeemable convertible preferred stock warrants	—	478
Other liabilities	2,371	1,975

Total liabilities	118,643	137,269

Commitments and contingencies

Non-controlling interest	481	277
Redeemable convertible preferred stock, par value $0.001 per share:	—	116,683
Stockholders' equity (deficit):
Common stock, $0.001 par value: 500,000,000 and 100,000,000 shares authorized at June 30, 2011 and December 31, 2010, respectively; 39,015,257 and 6,415,436 shares issued at June 30, 2011 and December 31, 2010, respectively	39	6
Additional paid-in capital	288,804	59,647
Accumulated deficit	(77,260)	(65,380)
Accumulated other comprehensive gain	2,567	426

Total stockholders' equity (deficit)	214,150	(5,301)

Total liabilities, redeemable convertible preferred stock and stockholders' equity (deficit)	$333,274	$248,928

Zipcar, Inc.

Key financial and operating metrics

(Unaudited)

	For the Three Months Ended
	June 30,
	2011	2010
Key Financial and Operating Metrics:
Ending members	604,571	470,320
Ending vehicles	9,480	8,860
Usage revenue per vehicle per day	$65	$59
Total revenue per member per period	$103	$104
Cost per new account	$70	$66
Average monthly member retention	97.8%	97.9%
Adjusted EBITDA (in thousands)	$2,316	$323

	For the Three Months Ended
	June 30,
(in thousands)	2011	2010
Established Markets:
Revenue	$34,424	$27,639
Income before tax	$7,461	$5,433

	For the Six Months Ended
	June 30,
(in thousands)	2011	2010
Established Markets:
Revenue	$61,518	$50,220
Income before tax	$12,020	$8,583